As filed with the U.S. Securities and Exchange Commission on June 10, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIBERATOR MEDICAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	87-0267292
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

2979 SE Gran Park Way, Stuart, Florida	34997
(Address of Principal Executive Offices)	(Zip Code)

Liberator Medical Holdings, Inc.
2009 Employee Stock Purchase Plan
(Full Title of the Plan)

Robert J. Davis
Chief Financial Officer
Liberator Medical Holdings, Inc.
2979 SE Gran Park Way
Stuart, Florida  34997
(772) 287-2414
(Name and Address of Agent for Service)

Copies to:

Steven E. Siesser, Esq. Lowenstein Sandler PC 1251 Avenue of the Americas New York, NY 10020 (212) 262-6700	Andrew E. Graw, Esq. Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 (973) 597-2500

Indicate by check mark whether the  registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share	500,000 shares	$0.54	$270,000	$15.07
(1)
This Registration Statement also covers such indeterminate number of shares of common stock as may be issuable from time to time in respect of stock splits, stock dividends and similar transactions as contemplated by Rule 416 under the Securities Act of 1933, as amended, and the anti-dilution provisions of the Registrant’s 2009 Employee Stock Purchase Plan.

(2)
Pursuant to Rule 457 of the Securities Act of 1933, as amended, the proposed maximum offering price per share is estimated solely for the purpose of computing the registration fee and is based on the average of the high and low sale prices of the common stock as reported on the Over-the-Counter Bulletin Board (the “OTCBB”).  On June 5, 2009, the average of the high and low sales prices of the common stock, as reported on the OTCBB, was $0.54.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Liberator Medical Holdings, Inc. (the “Company” or the “Registrant”) will deliver documents containing the information specified in Part I of Form S-8 to employees of the Company who are eligible to participate in the Company’s 2009 Employee Stock Purchase Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Those documents, together with the documents incorporated by reference into this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 000-05663), are incorporated herein by reference:

(a)	the Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008;

(b)
the Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2007; the Quarterly Report on Form 10-Q, as amended by the Quarterly Report on Form 10-Q/A, for the quarterly period ended December 31, 2008; and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

(c)	the Current Reports on Form 8-K dated October 17, 2008 and February 24, 2009; and

(d)
the description of the Company’s common stock, par value $0.001 per share, which is registered under Section 12 of the Exchange Act, set forth in the Company’s Registration Statement on Form 8-A, dated June 10, 2009.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by the provisions of the Nevada Revised Statutes, the Company has the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the Company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the Company’s best interest and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to the Company’s best interests, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

The Company must indemnify a director, officer, employee or agent who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent, against expenses actually and reasonably incurred by them in connection with the defense.

The Company may provide for payment of the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Company.

The Nevada Revised Statutes also permit a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was:

•	a director, officer, employee or agent of the corporation; or

•	is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Such coverage may be for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the corporation has the authority to indemnify them against such liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index and incorporated herein by reference.

Item 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stuart, State of Florida, on the 10th day of June, 2009.

LIBERATOR MEDICAL HOLDINGS, INC.

By:	/s/ Mark A. Libratore
Mark A. Libratore
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 10th day of June, 2009.

Signature	Title

/s/ Mark A. Libratore	President and Chief Executive Officer (Principal Executive Officer) and Director
Mark A. Libratore

/s/ Robert J. Davis	Chief Financial Officer (Principal Financial and Accounting Officer)
Robert J. Davis

EXHIBIT INDEX

3.1
Articles of Incorporation of the Registrant (formerly known as Cardiff Communications, Inc.), dated September 21, 1999, as amended by the Certificate of Amendment to Articles of Incorporation, dated August 26, 2005, and the Certificate of Amendment to Articles of Incorporation, dated June 4, 2007 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on July 30, 2008)

3.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 21, 2008)

4.1	Specimen Certificate for the Registrant’s Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 10, 2009)

5.1	Opinion of Siegel, Lipman, Dunay, Shepard & Miskel, LLP (filed herewith)

10.1	Liberator Medical Holdings, Inc. 2009 Employee Stock Purchase Plan (filed herewith)

23.1	Consent of Berenfeld Spritzer Shechter & Sheer LLP (filed herewith)

23.2	Consent of Siegel, Lipman, Dunay, Shepard & Miskel, LLP counsel (included in Exhibit 5.1 filed herewith)